Back to Contents

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 11, 2005, relating to the financial statements of Crystallex International Corporation appearing in the Annual Report on Form 40-F of Crystallex International Corporation and incorporated by reference in Form 40 - F/A - No.1 and to the reference to us under the heading “Experts” in the prospectus, which is a part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Independent Registered Chartered Accountants

Toronto, Ontario
May 31, 2005